Exhibit 99.1

Columbia Bancorp Generates Strong Profits in 1Q05; Net Income Rose 64%
               Producing ROE of 19.89% and ROA of 1.84%


    THE DALLES, Ore.--(BUSINESS WIRE)--April 27, 2005--Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, today reported excellent asset quality, a solid net interest margin and a 64% increase in profits in the first quarter of 2005 as compared to the same quarter a year ago. First quarter net income increased to $3.3 million, or $0.36 per diluted share, from $2.0 million, or $0.22 per diluted share, in the first quarter of 2004 and down from $3.5 million, or $0.39 per diluted share, in the fourth quarter of 2004.
    "The state of Oregon continues to show steady economic improvement due to the health of the state's small businesses, which also are our target market. Small businesses comprise 60% of Oregon's employment and are credited with virtually all of the net new job creation over the past few years by the National Federation of Independent Business, America's largest small-business advocacy group," said Roger Christensen, President and Chief Executive Officer. "We are seeing excellent growth opportunities in all four of our markets." "In addition to excellent earnings growth during the first quarter, we successfully resolved a single large loan that had previously been on non-accrual status, bringing our total non-performing assets down to just 0.11% of total assets," said Britt Thomas, Chief Credit Officer.

    FIRST QUARTER 2005 FINANCIAL HIGHLIGHTS

    --  Return on Equity (ROE) was 19.89%

    --  Return on Assets (ROA) was 1.84%

    --  Net Interest Margin (NIM) was 5.82%

    --  Efficiency Ratio was 54.92%

    INCOME STATEMENT PERFORMANCE

    First quarter revenue (net interest income plus non-interest income) grew 23% to $12.0 million compared to $9.7 million in the first quarter of 2004. Net interest income before the provision for loan losses grew 19% to $9.7 million in the first quarter of 2005. Net interest margin on a tax equivalent basis was 5.82% for the first quarter 2005, compared to 6.21% in the first quarter a year ago and 5.60% in the fourth quarter of 2004. "As expected, the net interest margin improved by 22 basis points from the prior quarter," stated Greg Spear, Chief Financial Officer. "This increase is largely attributable to the collection of past-due interest from the single $3.1 million loan, which in the previous quarter was on non-accrual status. The collection of $336,000 in past-due interest associated with the previous year increased our diluted earnings per share by $0.02 in the first quarter 2005 on a pro-forma basis."
    The provision for loan losses was $200,000 in the first quarter of 2005 compared to $700,000 in the first quarter of 2004, reflecting the improvement in asset quality across the entire portfolio. Non-interest income totaled $2.3 million in the first quarter of 2005 compared to $1.6 million in the same period of 2004. "Some of the positive contributors to our non-interest income were from mortgage servicing, increased mortgage production, increased financial services revenue and growth in service charges and fee income," stated Christensen.
    "During the past 12 months, we have opened two new branches and plan to continue opening one or two new branches each year as we strengthen our market relationships and grow the franchise," said Craig Ortega, Chief Operating Officer. "Data processing costs were down 12%, reflecting technology upgrades that are enhancing efficiency and customer service." Overhead expenses grew moderately in the first quarter as a result of investments in our infrastructure, rising 12% to $6.6 million from $5.9 million in the first quarter of 2004, with compensation costs rising 15% and occupancy expense up 34%.
    Our efficiency ratio, which is a measurement of operating efficiencies, improved in the first quarter to 54.92% from 60.39% in the first quarter a year ago as a result of higher overall revenues. The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

    BALANCE SHEET PERFORMANCE

    The loan portfolio grew 19% to $583 million at March 31, 2005, compared to $491 million at March 31, 2004. "Loan demand is strong and is expected to be robust for 2005 in all of our markets, led by Central Oregon, and Kennewick, Washington," said Shane Correa, Chief Banking Officer. "While year-over-year loan growth was great, the first quarter was consistent with historical trends due to winter seasonality, particularly in construction and agricultural lending. Such was the case this quarter with net loans holding steady as compared to the end of 2004." Total assets grew 24% to $744 million at March 31, 2005, compared to $598 million a year earlier.
    "Asset quality at the end of the first quarter was excellent with non-performing loans at 0.12% of gross loans," said Thomas. Total non-performing assets at the end of the quarter were $789,000, or 0.11% of total assets, compared to $3.1 million, or 0.52% of total assets, at March 31, 2004. "Underlying these improved numbers is a lending team that has put a lot of effort into improving our processes in order to maintain excellent loan quality. Over the past year, we have upgraded our underwriting standards, and our team's efforts are reflected in these results." Net charge-offs in the first quarter totaled $135,000, or 0.02% of gross loans, at March 31, 2005, compared to $436,000, or 0.08% of gross loans, for the same quarter of 2004 and $86,000, or 0.01% of gross loans, at December 31, 2004.
    The carrying value of the mortgage servicing asset at March 31, 2005, was $2.0 million, which represents 65 basis points of serviced mortgage loans. "We are confident the valuation of this asset is conservative and in a rising rate environment believe we will be able to complete a sale of the mortgage servicing asset this year," said Spear.
    Total deposits increased 26% to $636 million at March 31, 2005, compared to $504 million a year earlier. "Our strategy is to build deposits through focused marketing of business customers and remaining competitive on rates, which is producing solid results," Correa noted. Core deposits (excluding time certificates) increased 21% to $457 million over the same period in 2004, and account for 72% of total deposits at the end of the quarter.
    Shareholders' equity increased 16% to $68.8 million, or $7.73 per share, at March 31, 2005, compared to $59.1 million, or $6.73 per share, at March 31, 2004. Tangible book value per share at March 31, 2005, was $6.67 compared to $5.53 at March 31, 2004.

    LOOKING AHEAD

    "We will be applying to the FDIC to open an additional branch in The Dalles, Oregon. This new branch will be a strong addition to our presence in our hometown, making it our third office in the community and our sixth branch in the Columbia River Gorge area. It will feature a coffee shop and a five-lane drive through, including one for coffee, and offer added convenience for our customers while supporting the downtown office in The Dalles," said Ortega.
    "We are delighted with the solid start for 2005 and believe the coming year offers great opportunities for further growth and profitability. Our employees, customers and shareholders have come to expect Columbia to exceed their expectations, and that is what we plan to deliver on for the remainder of 2005," said Christensen. "We are off to a great start in the first quarter, and we invite all shareholders and interested investors to join us for our Annual meeting tomorrow at The Dalles' Discovery Center at 5:45 p.m."

    EARNINGS TELECONFERENCE AND WEBCAST

    Columbia will conduct a teleconference and webcast on Wednesday, April 27, 2005, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss 1Q05 results. To participate in the call, dial 1-888-339-2688. The conference ID number to access the call is 24369769. The live webcast can be heard by going to Columbia Bancorp's website, www.columbiabancorp.com under the Investor Relations section and clicking on Presentations/Webcast.
    The call replay will be available starting two hours after the completion of the live call, until April 30, 2005. To listen to the replay, dial 1-888-286-8010 and use access code 67243393. In addition, the webcast will be archived on Columbia Bancorp's website.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 20 branches located in The Dalles (2), Hood River, Bend (4), Madras, Redmond (2), Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. Columbia River Bank also provides mortgage-lending services through CRB Mortgage Team and brokerage services through CRB Financial Services Team.

    FORWARD-LOOKING STATEMENTS

    Forward-looking statements about the financial condition, results of operations, plans and business of Columbia are subject to various risks and uncertainties that could cause actual results to differ materially from those set forth in this release. These include, without limitation, changes in the overall economic condition and interest rate markets that would impact our interest rate margins and our operating expenses; our ability to accurately assess the value of intangible assets and to monitor loan quality and loan loss reserve adequacy; our ability to timely collect non-performing loans or to realize on the underlying collateral; the impact of competition on revenues and margins and on our expansion strategy, Columbia's ability to open and generate growth from new branches, achieve resolution on non-performing assets, and other risks and uncertainties, including statements relating to the year 2005, some of which are described from time to time in our public announcements and filings with the Securities and Exchange Commission ("SEC"). Some forward-looking statements can be identified by the use of forward-looking terminology, such as "believe," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "hope," or other similar terminology. Forward-looking statements offered in this release are accurate only as of the date released, and we do not intend to update these forward-looking statements to reflect subsequent events or circumstances.


INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)


                                        Three Months Ended     %
                                             March 31,       Change
                                         -----------------   ------
                                          2005       2004
                                         -------    ------
Interest income                         $12,172    $9,607       27%
Interest expense                          2,511     1,467       71%
                                         -------    ------
Net interest income before provision
 for loan losses                          9,661     8,140       19%
Provision for loan losses                   200       700      -71%
                                         -------    ------
Net interest income
 after provision for loan losses          9,461     7,440       27%

Non-interest income:
  Service charges and fees                1,173     1,056       11%
  Credit card discounts and fees            113       105        8%
  CRB Financial Services Team revenues      144       136        6%
  Mortgage servicing, net                    89      (240)     137%
  Gain on sale of mortgage loans             45        72      -38%
  Mortgage loan origination income          326       218       50%
  Other non-interest income                 413       234       76%
                                         -------    ------
    Total non-interest income             2,303     1,581       46%

Non-interest expense:
  Salaries and employee benefits          3,687     3,201       15%
  Occupancy expense                         797       596       34%
  Data processing                           100       114      -12%
  Other non-interest expense              1,987     1,960        1%
                                         -------    ------
    Total non-interest expense            6,571     5,871       12%
                                         -------    ------

Income before provision for income
 taxes                                    5,193     3,150       65%
Provision for income taxes                1,880     1,133       66%
                                         -------    ------
Net income                              $ 3,313    $2,017       64%
                                         =======    ======

Earnings per common share
  Basic                                 $  0.37    $ 0.23       62%
  Diluted                                  0.36      0.22       65%
Cumulative dividend per common share       0.09      0.09        0%

Weighted average shares outstanding
  Basic                                   8,868     8,769
  Diluted                                 9,105     9,053
Actual shares outstanding                 8,890     8,776


                                          Year to Date
                                       -------------------
                                       March 31, March 31,
RATIOS                                   2005      2004
                                       --------- ---------
Interest rate yield on interest-
 earning assets, tax equivalent           7.32%     7.32%
Interest rate expense on
 interest-bearing liabilities             2.09%     1.57%
Interest rate spread, tax
 equivalent                               5.23%     5.75%
Net interest margin, tax
 equivalent                               5.82%     6.21%
Efficiency ratio (1)                     54.92%    60.39%
Return on average assets                  1.84%     1.39%
Return on average equity                 19.89%    13.80%
Average equity / average assets           9.24%    10.07%


(1) Non-interest expense divided by net interest income and non-interest income.


BALANCE SHEET
(Unaudited)
(In thousands, except per share data)


                                            Year                Year
                                            over                 to
                     March 31,   March 31,  Year  December 31,  Date
ASSETS                 2005       2004    % Change    2004    % Change

Cash and cash
 equivalents         $ 96,807   $ 46,128    110%    $ 57,979     67%
Investment securities  37,519     31,123     21%      45,398    -17%
Loans:
  Commercial loans     99,338     90,155     10%      93,618      6%
  Agricultural loans   71,385     65,278      9%      79,224    -10%
  Real estate loans   255,212    218,500     17%     247,045      3%
  Real estate loans -
   construction       130,811     91,746     43%     139,415     -6%
  Consumer loans       14,259     16,611    -14%      14,386     -1%
  Loans held for sale   4,188      2,193     91%       2,517     66%
  Other loans           7,791      6,939     12%       7,660      2%
                      --------   --------            --------
    Total gross loans 582,984    491,422     19%     583,865      0%

  Unearned loan fees   (1,421)    (1,484)    -4%      (1,556)    -9%
  Allowance for loan
   losses              (8,249)    (6,876)    20%      (8,184)     1%
                      --------   --------            --------
      Net loans       573,313    483,062     19%     574,125      0%

Property and
 equipment, net        15,144     13,914      9%      15,223     -1%
 Goodwill               7,389      7,389      0%       7,389      0%
Mortgage servicing
 asset, net             2,046      3,175    -36%       2,163     -5%
Other assets           11,769     13,513    -13%      13,096    -10%
                      --------   --------            --------
       Total assets  $743,987   $598,304     24%    $715,373      4%
                      ========   ========            ========

LIABILITIES
Deposits:
  Non-interest
   bearing demand
   deposits          $187,787   $153,650     22%    $172,422      9%
  Interest bearing
   demand deposits    233,050    186,381     25%     211,240     10%
  Savings accounts     36,272     36,233      0%      35,926      1%
  Time certificates   178,718    127,894     40%     187,356     -5%
                      --------   --------            --------
    Total deposits    635,827    504,158     26%     606,944      5%

Borrowings             37,545     30,751     22%      39,014     -4%
Other liabilities       1,865      4,299    -57%       3,538    -47%
                      --------   --------            --------
       Total
        liabilities   675,237    539,208     25%     649,496      4%

Shareholders' equity   68,750     59,096     16%      65,877      4%
                      --------   --------            --------
       Total
        liabilities
        and
        shareholders'
        equity       $743,987   $598,304     24%    $715,373      4%
                      ========   ========            ========


Book value per common
 share               $   7.73   $   6.73     15%    $   7.45      4%
Tangible book value
 per common share (1)$   6.67   $   5.53     21%    $   6.37      5%


(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.


ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except quantities and ratios)


                                             March 31,   March 31,
NON-PERFORMING ASSETS                          2005        2004
                                             ---------   ---------
Delinquent loans on non-accrual status       $    705    $  1,703
Delinquent loans on accrual status                  -          11
Restructured loans                                  -          10
                                              --------    --------
Total non-performing loans                        705       1,724
Other real estate owned                            84       1,401
                                              --------    --------
Total non-performing assets                  $    789    $  3,125
                                              ========    ========

Total non-performing assets / total assets       0.11%       0.52%


                                                 Quarter Ended
                                             ---------------------
                                             March 31,   March 31,
ALLOWANCE FOR LOAN LOSSES                      2005        2004
                                             ---------   ---------
Balance at beginning of period               $  8,184    $  6,612
Provision for loan losses                         200         700
Recoveries                                         17           9
Charge offs                                      (152)       (445)
                                              --------    --------
Balance at end of period                     $  8,249    $  6,876
                                              ========    ========

Allowance for loan losses / gross loans and
 loans held for sale                             1.42%       1.40%
Non-performing loans / allowance for loan
 losses                                          8.55%      25.07%


                                                 Quarter Ended
                                             ---------------------
                                             March 31,   March 31,
OPERATING PERFORMANCE                          2005        2004
                                             ---------   ---------
Average interest-earning assets              $679,128    $532,901
Average gross loans and loans held for sale   578,409     483,297
Average assets                                731,022     583,629
Average interest-bearing liabilities          486,378     376,448
Average interest-bearing deposits             448,218     348,400
Average deposits                              622,459     493,254
Average liabilities                           663,473     524,841
Average equity                                 67,548      58,788


                                                 Quarter Ended
                                             ---------------------
                                             March 31,   March 31,
MORTGAGE SERVICING                             2005        2004
                                             ---------   ---------
Mortgage servicing asset, net                $  2,046    $  3,175
Mortgage loans serviced                      $313,857    $411,842
Mortgage loans serviced number (quantity)       2,782       3,530
Mortgage loans produced (quantity)                152         123
Mortgage servicing asset multiple                0.65%       0.77%


MORTGAGE SERVICING ASSET            Q1   Year End  Year End  Year End
 RECONCILIATION                    2005    2004      2003      2002
                                  ------- -------   -------  -------
Mortgage servicing asset (MSA),
 beginning                        $2,163   $3,691   $4,614   $6,197
Add servicing retained premiums        -       93    1,935    2,227
Deduct MSA amortization             (117)  (1,621)  (2,000)  (1,029)
Deduct MSA valuation adjustments       -        -     (858)  (2,781)
                                  -------  -------  -------  -------
Mortgage servicing asset, ending  $2,046   $2,163   $3,691   $4,614
                                  =======  =======  =======  =======


    CONTACT: Columbia Bancorp, The Dalles
             Roger L. Christensen, President and CEO
             541-298-6633 or rchristensen@columbiabancorp.com
             Greg B. Spear, Executive Vice President and CFO
             541-298-6612 or gspear@columbiabancorp.com